U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Weaver                            Constance               K.
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   (Last)                            (First)              (Middle)

   900 Rt. 202/206 N.
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                                    (Street)

   Bedminster                          NJ                  07921
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

   10/01/02
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

   AT&T Corp. (T)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   Executive Vice President
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

   October 1, 2002
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   AT&T Common Stock (T)                 24,288.470(1)               D
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Employee Stock Option
(Right to Buy)           2          06/03/06        AT&T Common Stock        7,499       $21.8368       D
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Employee Stock Option
(Right to Buy)           2          06/03/06        AT&T Common Stock       20,356       $21.8368       D
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Employee Stock Option
(Right to Buy)           2          01/31/07        AT&T Common Stock       17,996       $19.7859       D
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Employee Stock Option
(Right to Buy)           2          01/30/08        AT&T Common Stock       13,497       $31.7864       D
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Employee Stock Option
(Right to Buy)           2          04/30/08        AT&T Common Stock        4,499       $30.4652       D
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Employee Stock Option
(Right to Buy)           3          01/29/09        AT&T Common Stock       10,497       $45.2024       D
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Employee Stock Option
(Right to Buy)           4          03/01/09        AT&T Common Stock        5,998       $41.3491       D
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Employee Stock Option
(Right to Buy)           5          02/28/10        AT&T Common Stock       18,695       $34.3029       D
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Employee Stock Option
(Right to Buy)           6          08/18/10        AT&T Common Stock       24,493       $24.2291       D
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Employee Stock Option
(Right to Buy)           7          03/15/11        AT&T Common Stock       58,411       $17.3940       D
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Employee Stock Option
(Right to Buy)           8          03/15/11        AT&T Common Stock       20,583       $17.3940       D
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Employee Stock Option
(Right to Buy)           9          07/02/11        AT&T Common Stock       13,723       $16.8541       D
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Employee Stock Option
(Right to Buy)           10         02/19/12        AT&T Common Stock       60,000       $14.4800       D
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Employee Stock Option
(Right to Buy)           11         09/19/12        AT&T Common Stock      125,000       $12.3350       D
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Phantom Stock Units      12         12              AT&T Common Stock       15,233       1 for 1        D
====================================================================================================================================

Explanation of Responses:       1.  Corrected Number.   2.  Option fully vested.
3. Option 1/3 vested on 1/29/02 with remaining 2/3 vesting in equal installments on 1/29/03 and 1/29/04. 4. Option 1/3 vested on 3/1/02 with remaining vesting in equal installments on 3/1/03 and 3/1/04. 5. Option 1/2 vested in two equal installments on 2/28/01and 2/28/02 with remaining 1/2 vesting in equal installments on 2/28/03 and 2/28/04. 6. Option 1/2 vested in equal installments on 8/18/01 and 8/18/02 with remaining 1/2 vesting in equal installments on 8/18/03 and 8/18/04. 7. Option 1/2 vested on 3/15/02 with remaining 1/2 vesting on 3/15/03. 8. Option 1/4 vested on 3/15/02 with remaining 3/4 vesting in equal installments on 3/15/03, 04 and 05. 9. Option 1/4 vested 7/2/02 with remaining 3/4 vesting in equal installments on 7/2/03, 04 and 05. 10. Option vests in equal installments on 2/19/03, 04, 05 and 06. 11. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05. 12. Fully vests on 3/15/04.


       /s/ Constance K. Weaver                                  10/23/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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